EXHIBIT 99

1.	The number of shares previously reported being owned indirectly by the reporting person was understated by 31,490 shares.

2.	The transactions reported on this Form 4 were effected pursuant to Rule 10b5-1 trading plan adopted by reporting person on June 10, 2004.

3.

On June 10, 2004, the Reporting Person entered into a Prepaid Forward Agreement (the “Forward Agreement”) relating to the forward sale of 750,000 shares of FARO common stock in three tranches. On June 30, 2004, the counterparty to the Forward Agreement sold 750,000 shares of FARO common stock into the public market in accordance with paragraphs (f) and (g) of Rule 144 under the Securities Act of 1933, as amended, at a weighted-average per share price equal to $25.8978 (the “Floor Price”). The maturity date for the second tranche originally was November 30, 2005. The Reporting Person and the counterparty to the Forward Agreement agreed to an amended maturity date of May 16, 2005. The terms of the second tranche provide that three business days after the maturity date, the Reporting Person will deliver to the counterparty to the Forward Agreement a number of shares of FARO common stock (or, at the election of the Reporting Person, the cash equivalent of such shares) based on the following:

(a)

if the price per share of FARO common stock, determined in accordance with the terms of the tranche, on the maturity date (the”Final Price”) is equal to or less than the Floor Price, the Reporting Person will deliver 250,000 shares;

(b)	if the Final Price is greater than the Floor Price but less than $40.00 (the “Cap Price”), the Reporting Person will deliver a number of shares equal to Floor Price/Final Price x 250,000;

(c)

if the Final Price is equal to or greater than the Cap Price, the Reporting Person will deliver a number of shares equal to the product of (i) 250,000 x (ii) the sum of (Floor Price/Final Price) + (Final Price-Cap Price/Final Price).

        In consideration of the second tranche of the Forward Agreement, the Reporting Person received $5,273,434.53.

4.

On June 10, 2004, the Reporting Person entered into a Prepaid Forward Agreement (the “Forward Agreement”) relating to the forward sale of 750,000 shares of FARO common stock in three tranches. On June 30, 2004, the counterparty to the Forward Agreement sold 750,000 shares of FARO common stock into the public market in accordance with paragraphs (f) and (g) of Rule 144 under the Securities Act of 1933, as amended, at a weighted-average per share price equal to the Floor Price. The maturity date for the third tranche originally was March 30, 2006. The Reporting Person and the counterparty to the Forward Agreement agreed to an amended maturity date of May 16, 2005. The terms of the third tranche provide that three business days after the maturity date, the Reporting Person will deliver to the counterparty to the Forward Agreement a number of shares of FARO common stock (or, at the election of the Reporting Person, the cash equivalent of such shares) based on the following:

(a)

if the price per share of FARO common stock, determined in accordance with the terms of the tranche, on the maturity date (the”Final Price”) is equal to or less than the Floor Price, the Reporting Person will deliver 250,000 shares;

(b)	if the Final Price is greater than the Floor Price but less than $42.00 (the “Cap Price”), the Reporting Person will deliver a number of shares equal to Floor Price/Final Price x 250,000;

(c)

if the Final Price is equal to or greater than the Cap Price, the Reporting Person will deliver a number of shares equal to the product of (i) 250,000 x (ii) the sum of (Floor Price/Final Price) + (Final Price-Cap Price/Final Price).

In consideration of the third tranche of the Forward Agreement, the Reporting Person received $5,121,937.40.

5.

On the amended maturity date, the Final Price was $28.0344. Based on the settlement ratio (making such adjustments as necessary taking into account the amended maturity date and the amended settlement price), the Reporting Person retained 37,110 shares and delivered to the counterparty to the Forward Agreement 212,890 shares of FARO common stock, and no other obligations with respect to the second tranche of the Forward Agreement exist.

6.

On the amended maturity date, the Final Price was $28.0344. Based on the settlement ratio (making such adjustments as necessary taking into account the amended maturity date and the amended settlement price), the Reporting Person retained 41,323 shares and delivered to the counterparty to the Forward Agreement 208,677 shares of FARO common stock, and no other obligations with respect to the third tranche of the Forward Agreement exist.

7.

Represents shares held by Xenon Research, Inc., a corporation in which the reporting person has investment control over the shares of the issuer owned by such corporation. The reporting person and his wife, Diana Raab, own all of the outstanding shares of Xenon Research, Inc.

8.

Represents shares held by a revocable trust of which the reporting person is the settler and trustee. The number of shares that were previously reported as being held by the trust was underreported by 81,521 shares.

9.	Represents shares that are held directly by the reporting person which were previously overreported by 136,721 shares.

10.

The option was granted to the Reporting Person under the Issuer's Employee Stock Option Plan with 25% vesting immediately; and the remaining 75% vesting ratably on an annual basis in three equal installments beginning on May 29, 2003.